Exhibit 3.2

AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED BYLAWS

OF

ACCRETIVE HEALTH, INC.

THIS AMENDMENT NO. 1 TO THE AMENDED AND RESTATED BYLAWS of Accretive Health, Inc., a Delaware corporation (the “Bylaws”), is made as of this 14th day of August, 2015.

1.     In accordance with Article VI of the Amended and Restated Bylaws (the “Bylaws”) of Accretive Health, Inc., a Delaware corporation, Article II of the Bylaws be, and hereby is, amended by deleting the provisions of Article II in their entirety and inserting in lieu thereof the following:

“2.1    General Powers. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the corporation except as otherwise provided by law or the Certificate of Incorporation.
2.2    Number, Election and Qualification. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the corporation shall be established by the Board of Directors. Elections of directors need not be by written ballot. Directors need not be stockholders of the corporation.
2.3    Chairman of the Board; Vice Chairman of the Board. The Board of Directors may appoint from its members a Chairman of the Board and a Vice Chairman of the Board, neither of whom need be an employee or officer of the corporation. If the Board of Directors appoints a Chairman of the Board, such Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors and, if the Chairman of the Board is also designated as the corporation’s Chief Executive Officer, shall have the powers and duties of the Chief Executive Officer prescribed in Section 3.7 of these Bylaws. If the Board of Directors appoints a Vice Chairman of the Board, such Vice Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors or the Chairman of the Board. Unless otherwise provided by the Board of Directors, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and stockholders.
2.4    Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, until the election of directors at the annual meeting of stockholders to be held in 2018, the Board of Directors shall be and is divided into classes, with directors in each class having the terms specified in Section 2.5 of these Bylaws. Commencing with the election of directors at the annual meeting to be held in 2018, the classification of the Board of Directors shall cease, and, subject to the rights of any holders of any series of Preferred Stock to elect directors, directors shall thereupon be elected for a term expiring at the next annual meeting of stockholders.
2.5    Terms of Office. Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending at the election of directors at the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the corporation’s first annual meeting of stockholders held after the effectiveness of these Bylaws; each director initially assigned to Class II shall serve for a term expiring at the corporation’s second annual meeting of stockholders held after the effectiveness of these Bylaws; and each director initially assigned to Class III shall serve for a term expiring at the corporation’s third annual meeting of stockholders held after the effectiveness of these

Bylaws. Notwithstanding the foregoing, commencing with the election of directors at the annual meeting to be held in 2016, the successor of each director whose term expires at such meeting shall be elected for a term expiring at the annual meeting of stockholders to be held in 2017; for the election of directors at the annual meeting of stockholders to be held in 2017, the successor of each director whose term expires at such meeting shall be elected for a term expiring at the annual meeting of stockholders to be held in 2018; and for the election of directors at the annual meeting to be held in 2018 and for the election of directors at each annual meeting thereafter, each director shall be elected for a term expiring at the next succeeding annual meeting. The term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.
2.6    Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors. Until the election of directors at the annual meeting of stockholders to be held in 2018, in the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (ii) the newly-created or -eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the classes of directors.
2.7    Quorum. The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors fixed pursuant to Section 2.2 of these Bylaws shall constitute a quorum of the Board of Directors. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.
2.8    Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors, unless a greater number is required by law or by the Certificate of Incorporation.
2.9    Removal. Subject to the rights of holders of any series of Preferred Stock, any director of the corporation may be removed, with or without cause, by the affirmative vote of the holders of at least two-thirds of the votes that all the stockholders would be entitled to cast in an election of directors.
2.10    Vacancies. Subject to the rights of holders of any series of Preferred Stock, any vacancy in the Board of Directors, however occurring, or any newly-created directorship resulting from an increase in the authorized number of directors, shall be filled only by a vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, and, until the election of directors at the annual meeting of stockholders to be held in 2018, a director chosen to fill a position resulting from a newly-created directorship shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.
2.11    Resignation. Any director may resign by delivering a resignation in writing or by electronic transmission to the corporation at its principal office or to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.
2.12    Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.13    Special Meetings. Special meetings of the Board of Directors may be held at any time and place designated in a call by the Chairman of the Board, the Chief Executive Officer, the President, two or more directors, or by one director in the event that there is only a single director in office.
2.14    Notice of Special Meetings. Notice of the date, place and time of any special meeting of directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (a) in person or by telephone at least 24 hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, telecopy, facsimile or electronic transmission, or delivering written notice by hand, to such director’s last known business, home or electronic transmission address at least 48 hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least 72 hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.
2.15    Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board of Directors or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.
2.16    Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent to the action in writing or by electronic transmission, and the written consents or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
2.17    Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation with such lawfully delegable powers and duties as the Board of Directors thereby confers, to serve at the pleasure of the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board of Directors. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers that may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board of Directors. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
2.18    Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.
2.19    Directors Emeritus. The Board of Directors may, from time to time, by majority vote, elect one or more of its former directors who has served the corporation with distinction to serve as a “Director Emeritus” for one or more consecutive one-year terms, or for such other term as the Board of Directors may determine, or until his or her earlier resignation or removal by a majority of the Board of Directors. Directors Emeritus may be invited to attend meetings of the Board of Directors or any committee of the Board of Directors. Directors Emeritus shall not be permitted to vote on matters brought before the Board of Directors or any committee thereof and shall not be counted for the purposes of determining whether a quorum of the Board of Directors or the committee is present. Directors Emeritus shall be entitled to receive reimbursement for expenses of meeting attendance, fees or other compensation as approved by the Board of Directors. Directors Emeritus may be removed at any time by the Board of Directors. A Director Emeritus shall not have any of the responsibilities or liabilities of a director, nor any of a director’s rights, powers or privileges. References in the corporation’s Certificate of Incorporation and these Bylaws to “directors” shall not mean or include Directors Emeritus.”
2.     Pursuant to Article VI of the Bylaws, the reference to “Section 2.9” contained in Article I, Section 1.10 (such section containing the heading “Nomination of Directors”) be, and hereby is, deemed to refer to “Section 2.10”.

EXCEPT AS AMENDED ABOVE, the Bylaws shall remain in full force and effect.

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